UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________

FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 2, 2013

BLUEFLY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14498	13-3612110
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

42 West 39th Street, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 944-8000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Compensatory Arrangements of Certain Officers.

(e) As previously disclosed, Bluefly, Inc. (the "Company") is currently in active discussions regarding bridge financing and the evaluation of strategic alternatives under the direction of a special committee consisting of independent members of the Board, together with the assistance of an independent financial advisor.  The Company believes that any such transactions are likely to be substantially dilutive in share price to existing shareholders. The inability of the Company to consummate the transactions currently under discussion or an alternative transaction, could have a material adverse effect on the operations of the Company.

On April 2, 2013, the special committee approved a bonus arrangement for Joseph Park, the Company’s Chief Executive Officer, that had been recommended by the Company’s compensation committee. The bonus arrangement is intended to incentivize Mr. Park to secure the best possible price in any sale of the Company. Under the arrangement, Mr. Park will receive five per cent of the net proceeds, which would otherwise have been payable to the shareholders of the Company, of any transaction constituting a sale of the Company approved by the Board. The special committee reserved the right to make any determinations requiring the interpretation of the incentive, in its sole discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEFLY, INC.
(Registrant)

Date: April 5, 2013	By:	/s/ James Gallagher
		Name:	James Gallagher
		Title:	Chief Financial Officer